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                                                                    EXHIBIT 99.1

                                 [TRU*SERV LOGO]
                                EARNINGS RELEASE


                       TRUSERV REPORTS CONTINUED PROGRESS
                      IN COST AND DEBT REDUCTION IN AUGUST


         CHICAGO, September 21, 2001 - TruServ Corporation today said it continues to make progress in executing its strategies for returning the member-owned hardware cooperative to profitable growth. TruServ reported revenues of $187.2 million for the month of August, an 8.1 percent decline from the prior-year period, after excluding net sales from the lumber business, which was divested in December 2000. Despite lower revenue, the co-op reported an improved mix of orders coming to its warehouses versus going directly to the manufacturers. Including the lumber business, revenue compared to the same period a year ago declined 34.1 percent.

         The co-op's initiatives to restore profitability, combined with the favorable sales mix, have more than offset the lower operating margin impact of lower sales. For the month, the co-op reported a net loss of $1.9 million, versus a loss of $1.2 million in the same period a year ago. After excluding the direct earnings of $1.1 million from the lumber business in August 2000 and after excluding unusual legal and refinancing costs of $644,000 incurred in August 2001, the loss in August 2001 was $1 million lower than a year ago.

         The co-op also reported a continuing strengthening of its balance sheet, with outstanding senior debt of $393 million at the end of August versus $491 million in the prior-year period, a 20 percent reduction.

         "This is the lowest level of senior debt since December 1997," said Pamela Forbes Lieberman, chief operating officer and chief financial officer for TruServ.

                                    - more -


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August Earnings Report, page 2
September 21, 2001


MONTH OF AUGUST SUMMARY RESULTS
($ in millions)

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                           August 2001           August 2000             $ Change               % Change

Comparative Revenue        $187.2                $203.6                  $(16.4)                -8.1%
Lumber Business Revenue                          $80.4                   $(80.4)
Reported Revenue           $187.2                $284.0                  $(96.8)                -34.1%


Comparative Net Loss       $(1.3)                $(2.3)                  $1.0                   45.5%
Direct Lumber Business                           $1.1                    $(1.1)
Earnings
Unusual Legal Fees         $(0.2)                                        $(0.2)
Refinancing Fees           $(0.4)                                        $(0.4)
Reported Net Loss          $(1.9)                $(1.2)                  $(0.7)                 -72.7%
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

This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company's most recent Form 10-K which Note is incorporated into this news release by reference.

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